CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of JWGenesis Financial Corp. ("JWGenesis"), of our report dated March 5, 1998, appearing on page F-2 of JW Charles Financial Services, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1997. We also consent to the use of our report dated April 16, 1998 on the financial statement of JWGenesis as of January 16, 1998 included in the JWGenesis Registration Statement on Form S-4 (No. 333-47693).



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Tampa, Florida
June 19, 1998